Exhibit 3.2.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

GCA MTL, LLC

This Limited Liability Company Agreement (this “Agreement”) of GCA MTL, LLC (the “Company”), dated November 8, 2013, is entered into by Global Cash Access, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company was formed under and subject to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), for the purpose described below; and

WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and the Member’s rights and obligations with respect thereto.

NOW, THEREFORE, the Member agrees as follows:

1.             Name. The name of the Company is “GCA MTL, LLC”.

2.             Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Office. The address of the registered office of the Company in the State of Delaware is 1679 South Dupont Highway, Suite 100, Dover, Delaware 19901.

4.             Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc.

5.             Member Address. The address of the Member is 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113.

6.             Management Authority. The Member shall be the sole managing member (the “Manager”) of the Company. The business and affairs of the Company shall be managed by the Manager, which shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.

7.             Delegation of Management Authority. As determined by the Manager in its sole discretion, the Manager may from time to time delegate to any person or entity the management authority of the Manager under this Agreement.

8.             Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Manager; (b) the resignation, bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership the Member in the Company; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9              Capital Contributions. All capital contributions to the Company shall be made in the sole discretion of the Manager.

10.          Allocation of Profits and Losses; Tax Matters. In accordance with Section 301.7701-3(a) of the United States federal income tax regulations, for federal and applicable state income tax purposes and solely for such purposes, (a) the Company shall be disregarded as an entity separate from the Member and (b) all items of income, gain, loss, deduction and credit of the Company shall be treated as recognized directly by the Member.

11.          Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Manager in its sole discretion.

12.          Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.

13.          Admission of Additional Members. One or more additional persons or entities may be admitted to the Company as members with the prior written consent of the Manager. Upon such admission, the Member (and such new member(s)) shall agree to and make appropriate changes to this Agreement in writing, including changes to reflect the status of the Company as a partnership for applicable income tax purposes.

14.          Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15.          Amendment. This Agreement may be amended from time to time by the Member.

16.          Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware.

17.          Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or the Member, and no creditor of the Company shall be entitled to require the Company or the Member to solicit or accept any capital contribution for the Company or to enforce any right that the Company may have against the Member under this Agreement.

IN WITNESS WHEREOF, the Member executed this Agreement as of the date first written above.

GLOBAL CASH ACCESS, INC.

By:	/s/ David Lopez
Name:	David Lopez
Title:	President and CEO